                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                 FORM 12b-25

            NOTIFICATION OF LATE FILING   SEC FILE NUMBER 0-17529


(Check One): [ ]Form 10-k [ ] Form 20-f [X] Form 10-Q [ ] Form N-SAR     CUSIP NUMBER 298738105


                 For Period Ended:     3-31-98
                 [ ] Transition Report on Form 10-K
                 [ ] Transition Report on Form 20-F
                 [ ] Transition Report on Form 11-K
                 [ ] Transition Report on Form N-SAR
                 For the Transition Period Ended: ____________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


________________________________________________________________________________
PART 1 - REGISTRANT INFORMATION


Europa Cruises Corporation
_______________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable


150 - 153rd Ave., East, Suite 200,
_______________________________________________________________________________
Address of Principal Executive Office (Street and Number)


Madeira Beach, Fl  33708
_______________________________________________________________________________
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

         (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
/X/      (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form [x] 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

Due to the resignation of the Chief Financial Officer and Controller, the Company will be unable to complete the Form 10-QSB on a timely basis and, therefore, requests a 5 day extension.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


         Deborah A. Vitale               813                    393-2885
         -----------------              -------                ----------
             (Name)                   (Area Code)            (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                    [x]Yes [ ]No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                    [ ]Yes [X]No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made


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                           EUROPA CRUISES CORPORATION
                           --------------------------
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date      May 13, 1998                     By  /s/ Deborah A. Vitale
     -----------------------                  ---------------------------------
                                                Deborah A. Vitale, President